Exhibit 10.1

NINTH AMENDMENT TO CREDIT AGREEMENT

THIS NINTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of June 12, 2007 and effective as of June 18, 2007, by and between TREX COMPANY, INC., a Delaware corporation (sometimes hereinafter referred to herein as “Trex Inc.”), and BRANCH BANKING AND TRUST COMPANY, a North Carolina state banking corporation, successor by merger to Branch Banking and Trust Company of Virginia (hereinafter referred to herein as the “Bank”).

Trex Inc., TREX Company, LLC, a Delaware limited liability company (“TREX LLC”), and the Bank are the original parties to that certain Credit Agreement dated as of June 19, 2002, as amended by a First Amendment to Credit Agreement dated as of August 29, 2003, as further amended by a Second Amendment to Credit Agreement dated as of September 30, 2004, as further amended by a Third Amendment to Credit Agreement dated as of March 31, 2005, as further amended by a Fourth Amendment to Credit Agreement dated as of July 25, 2005, as further amended by a Fifth Amendment to Credit Agreement dated as of December 31, 2005, as further amended by a Sixth Amendment to Credit Agreement dated as of November 9, 2006, as further amended by a Seventh Amendment to Credit Agreement dated as of December 31, 2006, as further amended by an Eighth Amendment to Credit Agreement dated as of March 16, 2007 (as so amended and as it may hereafter be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”). Subject to the terms and conditions contained in the Credit Agreement, the Bank agreed to extend to Trex Inc. and TREX LLC (i) a revolving credit facility, with a letter of credit subfacility, in the aggregate amount of $100,000,000 for working capital financing of Trex Inc.’s and TREX LLC’s accounts receivable and inventory, to purchase new equipment and/or for other general corporate purposes of Trex Inc. and TREX LLC, (ii) a term loan facility in the amount of $9,570,079.88 to refinance the Winchester Property (as defined in the Credit Agreement), and (iii) a term loan facility in the amount of $3,029,920.12 to finance existing improvements to the Winchester Property. Effective December 31, 2002, TREX LLC merged with and into Trex Inc., with Trex Inc. being the surviving entity. As a result of such merger, Trex Inc. is the sole borrower under the Credit Agreement and shall hereinafter sometimes be referred to in this Amendment as the “Borrower.”

The Borrower intends to issue certain subordinated notes in order to, among other matters, pay in full the indebtedness outstanding under the Note Agreement (as defined in the Credit Agreement) and pay down the Revolving Credit Note (as defined in the Credit Agreement). In connection with the issuance of such subordinated notes and the payment in full of the indebtedness outstanding under the Note Agreement, the Credit Agreement and certain other Loan Documents (as defined in the Credit Agreement) need to be modified. In addition, the Borrower has requested that the Bank extend the Revolving Credit Termination Date (as defined in the Credit Agreement), to extend the maturity date of Real Estate Term Loan 1, Real Estate Term Loan 2 and Real Estate Term Loan 3 (as each such term is defined in the Credit Agreement), and to make certain other modifications to the Credit Agreement, and the Bank is willing to do so upon the terms and conditions contained herein.

Accordingly, the Borrower and the Bank hereby agree as follows:

1. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. Section 2.01(a) of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

(a) Term Loans. The Bank agrees, on the terms and conditions set forth in this Agreement, to make (i) a term loan to the Borrower on the Ninth Amendment Effective Date in the principal amount of Two Million Forty-Two Thousand One Hundred Sixty-One and 05/100s Dollars ($2,042,161.05) (“Real Estate Term Loan 1”), (ii) a term loan to the Borrower on the Ninth Amendment Effective Date in the principal amount of Five Hundred Eighty-Seven Thousand Five Hundred Eighty-Eight and 00/100s Dollars ($587,588.00) (“Real Estate Term Loan 2”) and (iii) a term loan to the Borrower on the Ninth Amendment Effective Date in the principal amount of Four Million Ninety-Five Thousand One Hundred Eighty-One and 54/100s Dollars ($4,095,181.54) (“Real Estate Term Loan 3”).

3. The first paragraph of Section 2.01(c)ii. of the Credit Agreement is hereby deleted in its entirety and the following paragraph is substituted in its place:

ii.	“Eligible Account” means an account receivable which is (i) for each account receivable created during the period January 1 to and including January 31 of each calendar year, (A) not more than 150 days from the date of the original invoice and (B) not more than 90 days from the due date of the original invoice that arises in the ordinary course of the Borrower’s business, is on normal and customary terms in the Borrower’s business (which customary terms include customer incentives), and meets the eligibility requirements set forth in items 1. to and including 12. immediately following this clause ii, (ii) for each account receivable created during the period February 1 to and including February 28 (or February 29, as the case may be) of each calendar year, (A) not more than 120 days from the date of the original invoice and (B) not more than 60 days from the due date of the original invoice that arises in the ordinary course of the Borrower’s business, is on normal and customary terms in the Borrower’s business (which customary terms include customer incentives), and meets the eligibility requirements set forth in items 1. to and including 12. immediately following this clause ii, and (iii) for each account receivable created at any other time, (A) not more than 90 days from the date of the original invoice and (B) not more than 45 days from the due date of the original invoice that arises in the ordinary course of the Borrower’s business, is on normal and customary terms in the Borrower’s business (which customary terms include customer incentives), and meets the eligibility requirements set forth in items 1. to and including 12. immediately following this clause ii:

4. Section 6.01(m) of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

(m) Indenture. Notice of the occurrence of any default or event of default under the Indenture, under any other agreement or note evidencing Material Debt, or under any Material Contract, in each case which remains uncured or unwaived following the expiration of any applicable cure period, and the action which the Borrower is taking or proposes to take with respect thereto.

5. Section 6.07(n) of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

(n) [Reserved].

6. Section 6.07 of the Credit Agreement is hereby amended by deleting the last two sentences of that Section and inserting the following two (2) sentences at the end of that Section:

The Borrower hereby represents and warrants to the Bank that, as of the Ninth Amendment Effective Date, neither the Borrower nor any of its Subsidiaries, nor any Corporate Assets, is subject to any agreement, judgment, injunction, order, decree or other instrument that prohibits, restricts or in any way limits the Borrower or any of its Subsidiaries from creating, incurring, assuming or suffering to exist any Lien upon or with respect to any Corporate Assets in favor of any creditor except for (i) the Loan Documents, (ii) agreements or documents creating or establishing Permitted Liens and (iii) the Reimbursement and Credit Agreement dated as of December 1, 2004 by and between the Borrower, JPMorgan Chase Bank, N.A., as issuing bank, and JPMorgan Chase Bank, N.A., as administrative agent, as amended effective as of the Ninth Amendment Effective Date (as so amended, the “Chase Credit Agreement”). The Borrower hereby covenants and agrees that neither it nor any of its Subsidiaries, nor any of the Corporate Assets, will become subject to any agreement, judgment, injunction, order, decree or other instrument that prohibits, restricts or in any way limits the Borrower or any of its Subsidiaries from creating, incurring, assuming or suffering to exist any Lien upon or with respect to any of the Corporate Assets in favor of any creditor except for (i) the Loan Documents, (ii) agreements or documents creating or establishing Permitted Liens and (iii) the Chase Credit Agreement.

7. Clause (iii) of Section 6.08 of the Credit Agreement is hereby deleted in its entirety and the following clause is substituted in its place:

(iii) Debt outstanding under the Indenture and the Senior Subordinated Notes;

8. Clauses (v) and (vi) of Section 6.08 of the Credit Agreement are hereby deleted in their entirety and the following clauses are substituted in their respective places:

(v) additional Facility Debt incurred after the Closing Date, provided that at the time such additional Facility Debt is incurred (1) no Default or Event of Default shall have occurred or will occur as a result of the incurrence of such Facility Debt and (2) the aggregate principal amount of such additional Facility Debt is not greater than $10,000,000; and (vi) in addition to the Debt permitted by clauses (i) to and including (v) above, Debt incurred after the Closing Date, provided that at the time such additional Debt is incurred, (1) no Default or Event of Default shall have occurred or will occur as a result of the incurrence of such additional Debt, (2) the Total Consolidated Debt to Total Consolidated Capitalization Ratio both immediately prior to the incurrence of such additional Debt and immediately after and giving effect to the incurrence of such additional Debt shall be at least three percentage points lower than the maximum Total Consolidated Debt to Total Consolidated Capitalization Ratio required by Section 6.10 on the date of the incurrence of such additional Debt (e.g., if the additional Debt were incurred during the period commencing on April 1, 2007 to and including March 31, 2008, the Total Consolidated Debt to Total Consolidated Capitalization Ratio both immediately prior to the incurrence of such Debt and immediately after and giving effect to the incurrence of such Debt shall not exceed 57%), and (3) the Total Consolidated Senior Debt to Consolidated EBITDA Ratio both immediately prior to the incurrence of such additional Debt and immediately after and giving effect to the incurrence of such additional Debt shall be at least 0.5 lower than the maximum Total Consolidated Senior Debt to Consolidated EBITDA Ratio required by Section 6.11 on the date of the incurrence of such additional Debt (e.g., if the additional Debt were incurred during the period April 1, 2007 to and including June 30, 2007, the Total Consolidated Senior Debt to EBITDA Ratio both immediately prior to the incurrence of such additional Debt and immediately after and giving effect to the incurrence of such additional Debt shall not exceed 2.75 to 1).

9. Section 6.10 of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

Section 6.10. Total Consolidated Debt to Total Consolidated Capitalization Ratio. The Borrower will not, as of the end of any fiscal quarter, permit the ratio of Total Consolidated Debt to Total Consolidated Capitalization (the “Total Consolidated Debt to Total Consolidated Capitalization Ratio”), as a percentage, to exceed the following amounts for the following periods: (i) 60% for the period commencing on April 1, 2007 to and including March 31, 2008, and (ii) thereafter (A) 50% for each period commencing on April 1 of a calendar year to and including September 30 of such calendar year and (B) 60% for each period commencing on October 1 of a calendar year to and including March 31 of the immediately succeeding calendar year.

10. Section 6.11 of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

Section 6.11. Total Consolidated Senior Debt to Consolidated EBITDA Ratio. The Borrower will not, as of the end of any fiscal quarter, permit the ratio of the Total Consolidated Senior Debt to Consolidated EBITDA (the “Total Consolidated Senior Debt to Consolidated EBITDA Ratio”) for the four-quarter period ended as of the end of such fiscal quarter to exceed the following amounts for the following periods: (i) 3.25 to 1 for the period commencing on April 1, 2007 to and including March 31, 2008, and (ii) thereafter (A) 2.5 to 1 for each period commencing on April 1 of a calendar year to and including September 30 of such calendar year and (B) 3.0 to 1 for each period commencing on October 1 of a calendar year to and including March 31 of the immediately succeeding calendar year.

11. Section 6.12 of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

Section 6.12. Fixed Charge Coverage Ratio. The Borrower will not, as of the end of any fiscal quarter, permit the Fixed Charge Coverage Ratio for the four-quarter period ended as of the end of such fiscal quarter to be less than the following amounts for the following periods: (i) 1.25 to 1 for the period commencing on April 1, 2007 to and including March 31, 2008 and (ii) 1.4 to 1 thereafter.

12. Section 6.15(a)(vi) is hereby deleted in its entirety and the following Section is inserted in its place:

(vi) the Borrower may invest up to $400,000 in addition to the Borrower’s investment in Winchester Capital, Inc. existing as of May 1, 2007;

13. Section 6.15(b)(ii)(D) of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

(D) (1) the Total Consolidated Debt to Total Consolidated Capitalization Ratio both immediately prior to such proposed Acquisition and immediately after and giving effect to such proposed Acquisition shall be at least three percentage points lower than the maximum Total Consolidated Debt to Total Consolidated Capitalization Ratio required by Section 6.10 on the date of such proposed Acquisition (e.g., if the proposed Acquisition occurs during the period commencing on April 1, 2007 to and including March 31, 2008, the Total Consolidated Debt to Total Consolidated Capitalization Ratio both immediately prior to such proposed Acquisition and immediately after and giving effect to such proposed Acquisition shall not exceed 57%) and (2) the Pro Forma Total Consolidated Senior Debt to Consolidated EBITDA Ratio shall be at least 0.5 lower than the maximum ratio of the Total Consolidated Senior Debt to Consolidated EBITDA required by Section 6.11 on the date of the proposed Acquisition (e.g., if the proposed Acquisition occurs during the period commencing on April 1, 2007 to and including March 31, 2008, the Pro Forma Total Consolidated Senior Debt to Consolidated EBITDA Ratio shall not exceed 2.75 to 1);

14. Section 6.16(a) of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

(a) the making of any distribution, dividend, payment or delivery of property or cash on or with respect to its Capital Stock or its membership interests by (i) any Subsidiary to Trex Company, Inc. or to any Material Subsidiary or (ii) any Subsidiary that is not a Material Subsidiary to another Subsidiary that is not a Material Subsidiary;

15. Section 6.16(c) of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

(c) the redemption, retirement, purchase or other acquisition for value of Capital Stock of Trex Company, Inc. (or any options, warrants or other rights to acquire Capital Stock of Trex Company, Inc.) (i) upon the issuance, vesting, delivery, exercise, exchange or conversion of any Benefit Plan Awards, (ii) tendered by the holder thereof in payment of withholding or other taxes relating to the vesting, delivery, exercise, exchange or conversion or any Benefit Plan Awards and (iii) upon the conversion of the Senior Subordinated Notes in accordance with the terms thereof and the terms of the Indenture;

16. Section 6.16(g) of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

(g) the payment of cash in lieu of fractional shares of Capital Stock of Trex Company, Inc.; provided, however, that the aggregate amount of all such cash payments shall not exceed $500,000; or

17. The final sentence of Section 6.17 of the Credit Agreement is hereby deleted in its entirety and the following sentence is substituted in its place:

None of the proceeds of the Revolving Loans or Real Estate Term Loans 1, 2 or 3 will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” (within the meaning of Regulation U) in violation of Regulation U.

18. Section 6.22 of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

Section 6.22. More Favorable Covenants. If, after the Ninth Amendment Effective Date, any of the covenants, representations and warranties or events of default, or any other material term or provision, contained in the Indenture or in the Chase Credit Agreement is amended, restated, supplemented or otherwise modified to make such covenant, representation and warranty or event of default, or any other material term or provision more favorable, in the sole but reasonable opinion of the Bank, to the holder or holders of the Senior Subordinated Notes or the lender or lenders under the Chase Credit Agreement, as the case may be, than are the terms of this Agreement to the Bank, this Agreement shall be amended to contain each such more favorable covenant, representation and warranty, event of default, term or provision, and the Borrower hereby agrees to so amend this Agreement and to execute and deliver all such documents requested by the Bank to reflect such amendment. If, after the Ninth Amendment Effective Date, any of the covenants, representations and warranties or events of default, or any other material term or provision, of the documents executed in connection with the Facility Debt permitted under Section 6.08(v) is, or is amended, restated, supplemented or otherwise modified to be, more favorable, in the sole but reasonable opinion of the Bank, to the lender or lenders under such Facility Debt documents than are the terms of this Agreement to the Bank, this Agreement shall be amended to contain each such more favorable covenant, representation and warranty, event of default, term or provision, and the Borrower hereby agrees to so amend this Agreement and to execute and deliver all such documents requested by the Bank to reflect such amendment. Prior to the execution and delivery of such documents by the Borrower, unless the Bank has waived in writing its rights under this Section 6.22, this Agreement shall be deemed to contain each such more favorable covenant, representation and warranty, event of default, term or provision of the Indenture, the Chase Credit Agreement or the documents executed in connection with the Facility Debt, as the case may be, for purposes of determining the rights and obligations hereunder.

19. Article VI of the Credit Agreement is hereby amended by inserting the following new Section immediately following Section 6.28 of the Credit Agreement:

Section 6.29 Designated Senior Indebtedness. The Real Estate Term Loan Obligations, the Revolving Credit Loan Obligations and all other indebtedness, liabilities and obligations of the Borrower now existing or hereafter arising under any of the Loan Documents, as such indebtedness, liabilities and obligations may be amended, extended, increased, restated, supplemented or otherwise modified from time to time, are, and at all times shall be, Designated Senior Indebtedness (as defined in the Indenture).

20. The definition of the term, “Applicable Real Estate Term Loan Margin,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is inserted in its place:

“Applicable Real Estate Term Loan Margin” means (i) 3.00% for the period from March 31, 2007 through and including the first day of the month following receipt by the Bank of the consolidated financial statements described in Section 6.01(a) for the period ending June 30, 2007 and (ii) thereafter shall be determined by reference to the Total Consolidated Senior Debt to Consolidated EBITDA Ratio in accordance with the following table:

Total Consolidated Senior Debt to Consolidated EBITDA Ratio	Applicable Real Estate Term Loan Margin
Equal to or higher than 3.5 to 1	3.00%

Equal to or higher than 3.0 to 1 but lower than 3.5 to 1	2.75%

Equal to or higher than 2.5 to 1 but lower than 3.0 to 1	2.50%

Equal to or higher than 2.0 to 1 but lower than 2.5 to 1	2.25%

Equal to or higher than 1.5 to 1 but lower than 2.0 to 1	2.00%

Equal to or higher than 1.0 to 1 but lower than 1.5 to 1	1.75%

Lower than 1.0 to 1	1.50%

Except during the initial period described in clause (i) above, the Applicable Real Estate Term Loan Margin will be automatically adjusted as of the first day of the month following receipt by the Bank of consolidated financial statements of the Borrower and its Consolidated Subsidiaries pursuant to Section 6.01(a) or Section 6.01(b) demonstrating to the Bank’s reasonable satisfaction that there has been a change in the Total Consolidated Senior Debt to Consolidated EBITDA Ratio which would cause a change in the Applicable Real Estate Term Loan Margin in accordance with the preceding table. Any such change shall apply to Real Estate Term Loans 1, 2 & 3 outstanding on such effective date. At all times after and during the continuance of a Default with respect to the Borrower’s obligations under Section 6.01(a) or Section 6.01(b) until the delivery of the applicable financial statements required pursuant thereto, the Applicable Real Estate Term Loan Margin shall be 3.00%.

21. The definition of the term, “Applicable Revolving Loan Margin,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Applicable Revolving Loan Margin” means (i) 2.75% for the period from March 31, 2007 through and including the first day of the month following receipt by the Bank of the consolidated financial statements described in Section 6.01(a) for the period ending June 30, 2007 and (ii) thereafter shall be determined by reference to the Total Consolidated Senior Debt to Consolidated EBITDA Ratio in accordance with the following table:

Total Consolidated Senior Debt to Consolidated EBITDA Ratio	Applicable Revolving Loan Margin
Equal to or higher than 3.5 to 1	2.75%

Equal to or higher than 3.0 to 1 but lower than 3.5 to 1	2.50%

Equal to or higher than 2.5 to 1 but lower than 3.0 to 1	2.25%

Equal to or higher than 2.0 to 1 but lower than 2.5 to 1	2.00%

Equal to or higher than 1.5 to 1 but lower than 2.0 to 1	1.75%

Equal to or higher than 1.0 to 1 but lower than 1.5 to 1	1.50%

Lower than 1.0 to 1	1.25%

Except during the initial period described in clause (i) above, the Applicable Revolving Loan Margin will be automatically adjusted as of the first day of the month following receipt by the Bank of consolidated financial statements of the Borrower and its Consolidated Subsidiaries pursuant to Section 6.01(a) or Section 6.01(b) demonstrating to the Bank’s reasonable satisfaction that there has been a change in the Total Consolidated Senior Debt to Consolidated EBITDA Ratio which would cause a change in the Applicable Revolving Loan Margin in accordance with the preceding table. Any such change shall apply to the Revolving Loans outstanding on such effective date or made on or after such effective date. At all times after and during the continuance of a Default with respect to the Borrower’s obligations under Section 6.01(a) or Section 6.01(b) until the delivery of the applicable financial statements required pursuant thereto, the Applicable Revolving Loan Margin shall be 2.75%.

22. The definition of the term, “Capital Stock,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations and other equivalents (howsoever designated and whether or not voting) in equity of such Person, including, without limitation, all common stock and preferred stock.

23. The definition of the term, “Facility Debt,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Facility Debt” means Debt of the Borrower and/or its Subsidiaries that (a) bears interest at a fixed rate, (b) has no principal payments due on or prior to the Revolving Credit Termination Date and (c) has its stated maturity after the Revolving Credit Termination Date; provided, however, the term, “Facility Debt,” shall not include the Debt outstanding under the Indenture and the Senior Subordinated Notes.

24. The definition of the term, “Fixed Charge Coverage Ratio,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Fixed Charge Coverage Ratio” means, for the four-quarter period ending on the date of measurement, the ratio of (i) the sum of Consolidated EBITDA for such four-quarter period plus the consolidated operating lease expense of the Borrower and its Subsidiaries for such four-quarter period minus cash taxes for such four-quarter period minus Maintenance Capital Expenditures for such four-quarter period minus cash dividends and redemptions or purchases of Capital

Stock of the Borrower for cash for such four-quarter period made pursuant to Section 6.16(h), to (ii) the sum of current maturities of long-term debt of the Borrower and its Consolidated Subsidiaries for such four-quarter period, consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such four-quarter period, and consolidated operating lease expense of the Borrower and its Subsidiaries for such four-quarter period. Notwithstanding the foregoing, if, in accordance with the terms of the Indenture, the conditions to the exercise by the holders of the Senior Subordinated Notes of their right to convert all or any portion of such Senior Subordinated Notes have been satisfied, the principal balance of such Senior Subordinated Notes shall not be included in the calculation of the current maturities of long-term debt of the Borrower and its Consolidated Subsidiaries for purposes of determining the Fixed Charge Coverage Ratio.

25. The definition of the term, “Inventory Sublimit,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Inventory Sublimit” means (a) $50,000,000 for the period commencing on December 1 of each calendar year to and including May 31 of the immediately succeeding calendar year and (ii) $30,000,000 for the period commencing on June 1 to and including November 30 of each calendar year.

26. The definition of the term, “Management Stockholders,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Management Stockholders,” means Anthony J. Cavanna, Andrew U. Ferrari, Harold F. Monahan, Paul D. Fletcher, Patrick M. Burns, Colleen T. Combs, J. Mitchell Cox, William R. Gupp, Richard D. McWilliams and Robert L. Thibodeau, and their respective Management Stockholder Affiliates.

27. The definition of the term, “Net Proceeds,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Net Proceeds” means (i) with respect to any borrowed money Debt, the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in connection with the incurrence of such borrowed money Debt, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Subsidiary directly in connection with the incurrence of such borrowed money Debt; provided, however, that (1) the proceeds of the sale of the Senior Subordinated Notes and (2) the proceeds of borrowed money Debt permitted under Section 6.08 shall not be Net Proceeds; and (ii) with respect to any Capital Stock issued by the Borrower or any of its Subsidiaries, seventy-five percent (75%) of the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in connection with the private or public issuance of any such Capital Stock, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Subsidiary directly in connection with the issuance of such Capital Stock; provided, however, that (1) the proceeds of common capital stock or options to purchase common capital stock issued by the Borrower pursuant to its employee stock purchase plan or stock option and incentive plan and (2) the proceeds of Capital Stock issued by the Borrower in connection with the conversion of the Senior Subordinated Notes shall not be Net Proceeds.

28. The definition of the term, “Pro Forma Total Consolidated Debt to Consolidated EBITDA Ratio,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Pro Forma Total Consolidated Senior Debt to Consolidated EBITDA Ratio” means, as of the date of determination, the pro forma ratio of (i) the aggregate of the Total Consolidated Senior Debt and the total Debt of the Person being acquired outstanding on such date, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP to (ii) Consolidated EBITDA (excluding the Person being acquired) as of such date.

29. The definition of the term, “Revolving Commitment,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Revolving Commitment” means (i) for the period commencing on December 1 of each calendar year to and including May 31 of the immediately succeeding calendar year, $70,000,000 or such lesser amount to which it is reduced pursuant to Section 2.07 and (ii) for the period commencing on June 1 to and including November 30 of each calendar year, $40,000,000 or such lesser amount to which it is reduced pursuant to Section 2.07.

30. The definition of the term, “Revolving Credit Termination Date,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Revolving Credit Termination Date” means the earlier to occur of June 30, 2010 and the date of termination by the Bank pursuant to Section 7.01.

31. The definition of the term, “Unused Commitment Fee Percentage,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Unused Commitment Fee Percentage” means (i) 0.375% for the period from March 31, 2007 through and including the first day of the month following receipt by the Bank of the consolidated financial statements described in Section 6.01(b) for the period ending June 30, 2007 and (ii) thereafter shall be determined by reference to the Total Consolidated Senior Debt to Consolidated EBITDA Ratio in accordance with the following table:

Total Consolidated Senior Debt to Consolidated EBITDA Ratio	Unused Commitment Fee Percentage
Equal to or higher than 1.5 to 1	0.375%

Equal to or higher than 1.0 to 1 but lower than 1.5 to 1	0.25%

Lower than 1.0 to 1	0.20%

Except during the initial period described in clause (i) above, the Unused Commitment Fee Percentage will be automatically adjusted as of the first day of the month following receipt by the Bank of consolidated financial statements of the Borrower and its Consolidated Subsidiaries pursuant to Section 6.01(a) or Section 6.01(b) demonstrating to the Bank’s reasonable satisfaction that there has been a change in the Total Consolidated Senior Debt to Consolidated EBITDA Ratio which would cause a change in the Unused Commitment Fee Percentage in accordance with the preceding table. At all times after and during the continuance of a Default with respect to the Borrower’s obligations under Section 6.01(a) or Section 6.01(b) until the delivery of the applicable financial statements required pursuant thereto, the Unused Commitment Fee Percentage shall be 0.375%.

32. The Definitions Appendix to the Credit Agreement is hereby amended by deleting each of the following terms in their entirety: “Total Consolidated Debt to Consolidated EBITDA Ratio” and “Pro Forma Total Consolidated Debt to Consolidated EBITDA Ratio.”

33. The Definitions Appendix to the Credit Agreement is hereby amended by inserting the following new terms in the correct alphabetical order in the Definitions Appendix:

“Benefit Plan” means (i) the Trex Company, Inc. 1999 Stock Option and Incentive Plan, (ii) the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors, (iii) the Trex Company, Inc. 2005 Stock Incentive Plan, (iv) the Trex Company, Inc. 1999 Employee Stock Purchase Plan, and (v) any other stock option, restricted stock, stock incentive, employee stock purchase, deferred compensation, profit sharing, defined benefit, defined contribution or other benefit plan of the Borrower or any of its Subsidiaries and the related award agreements under each such plan.

“Benefit Plan Awards” means stock options, restricted stock, stock appreciation rights, performance shares and other stock-based awards issuable under any Benefit Plan to directors of the Borrower or to employees of, or consultants to, the Borrower or any of its Subsidiaries.

“Indenture” means the Indenture, dated as of June 18, 2007, between the Borrower, as Issuer, and The Bank of New York, as Trustee, as supplemented by the Supplemental Indenture, dated as of June 18, 2007, between the Borrower, as Issuer, and The Bank of New York, as Trustee, as further amended and supplemented from time to time.

“Ninth Amendment Effective Date” means June 18, 2007.

“Senior Subordinated Notes” means the 6.0% Convertible Senior Subordinated Notes due July 1, 2012 in the aggregate original maximum principal amount of $97,500,000.00 issued by the Borrower and outstanding from time to time under the Indenture.

“Total Consolidated Senior Debt” means, as of the date of determination, Total Consolidated Debt minus Total Consolidated Subordinated Debt.

“Total Consolidated Senior Debt to Consolidated EBITDA Ratio” has the meaning set forth in Section 6.11.

“Total Consolidated Subordinated Debt,” means, as of the date of determination, Total Consolidated Debt (i) the payment of which is subordinated to the payment of the Real Estate Term Loan Obligations and the Revolving Credit Loan Obligations pursuant to its terms or pursuant to a written subordination agreement, in each case in form and substance satisfactory to the Bank and (ii) all the terms of which, including without limitation the structure, payment schedule, maturity date and all other aspects of such Total Consolidated Debt, are satisfactory to the Bank; provided, however, that the term, “Total Consolidated Subordinated Debt,” shall in any event include all Debt outstanding under the Indenture and the Senior Subordinated Notes.

34. Exhibit D-2 to the Credit Agreement is hereby deleted in its entirety and a new Exhibit, which is attached to this Amendment and labeled Exhibit D-3, is substituted in its place.

35. Exhibit E-2 to the Credit Agreement is hereby deleted in its entirety and a new Exhibit, which is attached to this Amendment and labeled Exhibit E-3, is substituted in its place.

36. Exhibit F-2 to the Credit Agreement is hereby deleted in its entirety and a new Exhibit, which is attached to this Amendment and labeled Exhibit F-3, is substituted in its place.

37. Schedule 5.20 to the Credit Agreement is hereby deleted in its entirety and a new Schedule, which is attached to this Amendment and labeled Schedule 5.20, is substituted in its place.

38. The Borrower hereby represents and warrants to the Bank (which representations and warranties shall survive the execution and delivery of this Amendment) that:

(a) It is in compliance with all of the terms, covenants and conditions of the Credit Agreement, as amended by this Amendment, and each of the other Loan Documents.

(b) There exists no Default or Event of Default under the Credit Agreement, as amended by this Amendment, and no event has occurred or condition exists which, with the giving of notice or lapse of time, or both, would constitute such a Default or Event of Default.

(c) The representations and warranties contained in Article V of the Credit Agreement are, except to the extent that they relate solely to an earlier date or except to the extent that they relate solely to TREX LLC, true in all material respects with the same effect as though such representations and warranties had been made on the date of this Amendment.

(d) The execution, delivery and performance by the Borrower of this Amendment, each of the new promissory notes (attached hereto as Exhibit D-3, Exhibit E-3, and Exhibit F-3, respectively, and collectively, “Real Estate Term Loan Notes 1, 2 and 3”), and the Amendment to and Acknowledgement of Intercreditor and Collateral Agency Agreement (in the form attached hereto as Exhibit L) are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene or constitute (with or without the giving of notice or lapse of time or both) a default under any provision of applicable law or of the organizational documents of the Borrower or any Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries other than a Lien in favor of the Bank as provided in the Security Agreement.

(e) This Amendment, Real Estate Term Loan Notes 1, 2 and 3, and the Amendment to and Acknowledgement of Intercreditor and Collateral Agency Agreement (described in paragraph 38(d) hereof) constitute the valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f) Except as set forth on Schedule 5.05 to the Credit Agreement, there is no material action, suit, proceeding or investigation pending against, or to the knowledge of the Borrower threatened against, contemplated or affecting, the Borrower or any of its Subsidiaries before any court, arbitrator or governmental body, agency or official which has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of this Amendment, Real Estate Term Loan Notes 1, 2 and 3, the Amendment to and Acknowledgement of Intercreditor and Collateral Agency Agreement (described in paragraph 38(d) hereof), or any of the other Loan Documents, and there is no basis known to the Borrower or any of its Subsidiaries for any such action, suit, proceeding or investigation.

39. The Bank’s agreement to enter into this Amendment is subject to the following conditions precedent:

(a) The Borrower shall have executed and delivered to the Bank this Amendment and each of Real Estate Term Loan Notes 1, 2 and 3 with the blanks therein appropriately completed.

(b) The Borrower shall have executed and delivered and caused each of the other parties to the Amendment to and Acknowledgement of Intercreditor and Collateral Agency Agreement in the form of Exhibit L attached hereto with the blanks therein appropriately completed to have executed and delivered such Termination of Intercreditor and Collateral Agency Agreement.

(c) The Borrower, JPMorgan Chase Bank, N.A., as issuing bank (the “Issuing Bank”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), shall have executed and delivered an amendment to the Chase Credit Agreement in form and substance acceptable to the Bank.

(d) The Bank shall have reviewed and approved the Indenture and all of the terms, conditions and documents associated therewith.

(e) The Bank shall have received a favorable opinion of counsel to the Borrower addressed to the Bank, dated as of the date hereof and satisfactory in form and substance to the Bank, as to the due authorization, execution, delivery and enforceability of this Amendment, Real Estate Term Loan Notes 1, 2 and 3, and the Amendment to and Acknowledgement of Intercreditor and Collateral Agency Agreement (described in paragraph 38(d) hereof), and such other matters as the Bank shall reasonably request.

(f) The Borrower shall have executed and delivered, or caused to be executed and delivered, to the Bank such other and further documents, certificates, opinions and other papers as the Bank shall reasonably request; and the Borrower shall have paid all fees due to the Bank.

40. Except as expressly amended hereby, the terms of the Credit Agreement shall remain in full force and effect in all respects, and the Borrower hereby reaffirms its obligations under the Credit Agreement, as amended by this Amendment, and each of the other Loan Documents. The Borrower hereby waives any claim, cause of action, defense, counterclaim, setoff or recoupment of any kind or nature that it may assert against the Bank arising from or in connection with the Credit Agreement, as amended by this Amendment, any of the Loan Documents, or the transactions contemplated thereby or hereby that exist on the date hereof or arise from facts or actions occurring prior hereto or on the date hereof. Nothing contained in this Amendment shall be construed to constitute a novation with respect to the obligations described in the Credit Agreement.

41. All references to the Credit Agreement in any of the Loan Documents, or any other documents or instruments that refer to the Credit Agreement, shall be deemed to be references to the Credit Agreement as amended by this Amendment.

42. This Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

43. Any Dispute arising out of or related to this Amendment or any of the other Loan Documents shall be resolved by binding arbitration as provided in Section 9.07 of the Credit Agreement. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE.

44. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

45. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower shall not have the right to assign any of its rights or obligations under or delegate any of its duties under the Credit Agreement, as amended by this Amendment, or any of the other Loan Documents.

46. The Borrower hereby agrees that it will pay on demand all out-of-pocket expenses incurred by the Bank in connection with the preparation of this Amendment and all other related documents and the filing of any uniform commercial code amendments, including but not limited to the fees and disbursements of counsel for the Bank.

47. This Amendment represent the final agreement between the Borrower and the Bank with respect to the subject matter hereof, and may not be contradicted, modified or supplemented in any way by evidence of any prior or contemporaneous written or oral agreements of the Borrower and the Bank.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their duly authorized officers under seal as of the date first written above.

TREX COMPANY, INC.

By:	/s/ Paul D. Fletcher	(SEAL)
Name:	Paul D. Fletcher
Title:	Senior Vice President and Chief Financial Officer

BRANCH BANKING AND TRUST COMPANY

By:	/s/ David A. Chandler	(SEAL)
Name:	David A. Chandler
Title:	Senior Vice President

Exhibit D-3 - Promissory Note (Real Estate Term Loan 1)

Exhibit E-3 - Promissory Note (Real Estate Term Loan 2)

Exhibit F-3 - Promissory Note (Real Estate Term Loan 3)

Exhibit L - Amendment to and Acknowledgement of Intercreditor and Collateral Agency Agreement

Schedule 5.20 - Debt

SCHEDULE 5.20

Debt

The following information is provided as of the Ninth Amendment Effective Date:

Type	Maturity	Lender/Counter Party	Principal Amount
Real Estate Note	9/30/2014	Bank of America	$4,306,546.32

SWAP # 133261	10/01/2014	Bank of America	$248,582.97 (subject to adjustment due to interest rate fluctuations)

Variable Rate Promissory Note/Reimbursement Agreement	12/1/2029	Mississippi Business Finance Corporation/JPMorgan Chase Bank, N.A.	$25,000,000.00

Convertible Senior Subordinated Notes	07/1/2012	The Bank of New York, Trustee	$97,500,000.00 (maximum principal amount issuable)